EXHIBIT 99.1

November 22, 2004	Company Press Release	Flowers Foods (NYSE: FLO)

FLOWERS FOODS ELECTS MANUEL A. FERNANDEZ TO BOARD OF DIRECTORS

THOMASVILLE, GA—The board of directors of Flowers Foods (NYSE: FLO) elected Manuel “Manny” A. Fernandez, managing director of SI Ventures, to the company’s board of directors effective January 1, 2005. With the addition, Flowers Foods’ board will expand to 10 directors, 8 of whom are independent board members.

“We are delighted to welcome Mr. Fernandez to our board,” said Amos R. McMullian, chairman of the board of Flowers Foods. “His broad business experience, particularly in technology, will enhance the composition of our board. We look forward to his contribution as we guide Flowers Foods’ development and growth strategy.”

Mr. Fernandez is managing director of SI Ventures, a venture capital company that focuses on information technology and communications infrastructure companies that enable e-business. He also serves as chairman emeritus of Gartner, Inc., a leading information technology research and consulting company. Prior to his present position, Mr. Fernandez was chairman, president, and chief executive officer of Gartner. Previously, he was president and chief executive officer at Dataquest, Inc., Gavilan Computer Corporation, and Zilog Incorporated. Mr. Fernandez also serves on the board of directors Brunswick Corporation and The Black & Decker Corporation.

A native of Cuba, Mr. Fernandez holds a bachelor’s degree in electrical engineering from University of Florida in Gainesville. He completed post-graduate work in solid-state engineering at University of Florida and in business administration at the Florida Institute of Technology in Melbourne.

Headquartered in Thomasville, Ga., Flowers Foods is one of the nation’s leading producers and marketers of packaged bakery foods for retail and foodservice customers. Flowers operates 34 bakeries that produce a wide range of bakery products marketed throughout the Southeastern, Southwestern, and mid-Atlantic states via an extensive direct-store-delivery network and nationwide through other delivery systems. Among the company’s top brands are Nature’s Own, Cobblestone Mill, Sunbeam, BlueBird, and Mrs. Freshley’s. For more information, visit www.flowersfoods.com.

Contact: Mary A. Krier, Vice President/Communications, (229) 227-2333

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